EXHIBIT 99

FOR IMMEDIATE RELEASE

                      CELLULAR COMMUNICATIONS INTERNATIONAL
 OFFER FOR ITS 13-1/4% SENIOR DISCOUNT NOTES SUCCEEDS; FINANCING ALSO COMPLETED

     NEW YORK, NY, March 18, 1998 -- Cellular Communications International, Inc. (Nasdaq: CCIL) today announced that its previously announced offer to purchase all of its outstanding 13-1/4% Senior Discount Notes due 2000 expired on March 18, 1998 at 3:00 a.m. and that the Company accepted for payment $232,469,000 (82.58%) aggregate principal amount at maturity of Senior Notes.

     On February 23, 1998, the Company announced that it had received consents from the holders of $232,208,000 (82.48%) of the outstanding Senior Notes in connection with its previously announced solicitation, made in conjunction with the offer, of consents to amend the indenture pursuant to which the Senior Notes were issued. A supplemental indenture became effective on March 18, 1998.

     The total cash consideration for holders of Senior Notes who tendered their securities and consented to the amendment of the Indenture is $869.12 per $1,000 principal amount of Senior Notes. Payment will be made by the Company promptly through the Depositary, The Chase Manhattan Bank.

     The Company also announced that it had closed the sale of Euro 235,000,000 principal amount of its 9-1/2% Senior Discount Notes due 2005 and US $86,250,000 principal amount of its 6% Convertible Subordinated Notes due 2005.


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For information please contact:
(A) With respect to the tender and consent payment, The Chase Manhattan Bank, the Depositary, at (212) 946-3348 attention Andrew Deck.
(B) With respect to the Company, Stanton N. Williams, Vice President - Chief Financial Officer or Richard J. Lubasch, Senior Vice President-General Counsel at (212) 906-8480.